Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) the type that the registrant treats as private or confidential. The registrant hereby undertakes to provide further information regarding such marked information to the Securities and Exchange Commission upon request.
Exhibit 10.1
DEVELOPMENT AND COMMERCIAL SUPPLY AGREEMENT
This DEVELOPMENT AND COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of September, 2021 (the “Effective Date”) by and between Bharat Biotech International Limited, whose registered office address is at Genome Valley, Shameerpet, Hyderabad – 500 078 Telangana India (together with its Affiliates, subsidiaries, successors and permitted assigns, “BBIL”), and Ocugen, Inc., with an address at 263 Great Valley Parkway, Malvern, PA 19355, USA (together with its Affiliates, subsidiaries, successors and permitted assigns, “Ocugen”).
WHEREAS, Ocugen and BBIL are parties to that certain Co-Development, Supply and Commercialization Agreement, dated as of January 31, 2021 (the “Co-Development Agreement”), pursuant to which BBIL granted Ocugen the exclusive right to Develop, Manufacture and Commercialize the Product for use in the Field in and for the Ocugen Territory;
WHEREAS, pursuant to Section 7.1(a) of the Co-Development Agreement, BBIL has agreed to Manufacture and supply all of the Clinical Trial Materials required for Ocugen’s non-clinical and clinical Development of the Product in the Field in and for the Ocugen Territory (including the performance of the Ocugen Development Activities), subject to and in accordance with the terms of this Agreement;
WHEREAS, pursuant to Section 7.2(a) of the Co-Development Agreement, BBIL has also agreed to Manufacture and supply all of Ocugen’s requirements of commercial quantities of the Product for Ocugen’s use and Commercialization of the Product in the Field in and for the Ocugen Territory, subject to and in accordance with the terms of this Agreement until such time as the Initial Technology Transfer has been completed;
WHEREAS, Ocugen desires that BBIL Manufacture and supply Ocugen’s requirements of COVAXINTM Drug Substance and Drug Product Components necessary for Ocugen’s Commercialization of the Product in the Field in and for the Ocugen Territory, and BBIL desires to Manufacture and supply such COVAXINTM Drug Substance and Drug Product Components, subject to and in accordance with the terms of this Agreement during the Term; and
WHEREAS, capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Co-Development Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth herein, the Parties hereby agree as follows:
1.Definitions. For the purposes of this Agreement, unless this Agreement expressly provides otherwise or unless the context otherwise requires, the following initially capitalized terms in this Agreement, whether used in the singular or plural, will have the respective meanings set forth below:
1.1“Aluminum Hydroxide/TLR Complex” has the meaning set forth in Exhibit A.
1.2“Adjuvant” means the BBIL proprietary adjuvant aluminum hydroxide + IMDG used for manufacture of the Product.
1.3“BBIL Indemnitees” has the meaning set forth in Section 11.2.
1.4“Cell Banks” has the meaning set forth in Exhibit A.
1.5“Certificate of Analysis” means a document signed by an authorized representative of BBIL, describing the testing methods applied to the Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, and the results of testing.

1.6“Certificate of Compliance” means a document signed by an authorized representative of BBIL, certifying that a particular batch of the Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, was manufactured in accordance with cGMP, Applicable Laws, and the Specifications therefor.
1.7“cGMP” means then current Good Manufacturing Practices as described in 21 CFR Parts 210 and 211, and such other FDA, EMA and International Conference on Harmonisation (ICH) guidance, directives, rules, orders and documents pertaining to manufacturing and quality control practice, all as updated, amended and/or revised from time to time.
1.8[***]
1.9“COVAXINTM Drug Substance” has the meaning set forth in Exhibit A.
1.10“Critical Reagents” has the meaning set forth in Exhibit A.
1.11[***]
1.12[***]
1.13“Drug Product Components” means the intermediate raw materials and formulation and other components necessary to Manufacture and supply the Product (prior to the performance of fill and finish activities), including without limitation, Aluminum Hydroxide/TLR Complex, IMDG, Cell Banks, Virus Seed, Reference Standards and any other Critical Reagents necessary to Manufacture and supply the Product (prior to the performance of fill and finish activities).
1.14“Facility” means the BBIL facility located at Hyderabad, India.
1.15“IMDG” has the meaning set forth in Exhibit A.
1.16“Initial Technology Transfer” means the technology transfer described in Section 7.3(a) of the Co-Development Agreement as it relates to the Product (in finished form after the performance of all fill and finish activities).
1.17“Inspection Period” has the meaning set forth in Section 4.5(a).
1.18“Latent Defect” means a failure of the Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, to comply with cGMP or the Specifications therefor that could not reasonably have been identified through Ocugen’s review of the applicable Records or the initial testing and inspection of the Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable.
1.19“Losses” has the meaning set forth in Section 11.1.
1.20“Ocugen Indemnitee” has the meaning set forth in Section 11.1.
1.21“Parties” means Ocugen and BBIL together.
1.22“Party” means either Ocugen or BBIL, as the context requires.
1.23“Quality Agreement” means the separate agreement which applies to the Services to be performed under cGMP requirements, signed by each of the Parties and setting forth the mutual responsibilities of the Parties with respect to quality assurance and cGMP guidelines applicable to the Services performed by BBIL hereunder. Such responsibilities of BBIL and Ocugen are as defined in the Quality Agreement.
1.24“Recalls” has the meaning set forth in Section 4.8.
1.25“Records” has the meaning set forth in Section 3.1.
1.26“Reference Standards” has the meaning set forth in Exhibit A.
1.27“Secondary Technology Transfer” means the technology transfer described in Section 7.3(b) of the Co-Development Agreement, as it relates to COVAXINTM Drug Substance and Drug Product Components. For clarity, in addition to the technical assistance and cooperation described in Section 7.3(c) of the Co-Development Agreement, any such Secondary Technology Transfer shall include the provision by BBIL to Ocugen or its designee of any quality assistance for process and methods of manufacture that Ocugen may reasonably require in order to effectuate such Secondary Technology Transfer and support the successful commercial Manufacture of the Product by Ocugen for commercial sale by Ocugen of the Product in the Field in and for the Ocugen Territory.
1.28“Services” has the meaning set forth in Section 2.2.
1.29“Specifications” means the specifications, quality standards, formulas, requirements, quality assurance standards, processes, and all modifications or improvements of such specifications, quality standards, formulas, requirements, quality assurance standards and processes for the Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, that are set forth in Exhibit A attached hereto or that are otherwise mutually agreed to by the Parties in writing.
1.30“Term” has the meaning set forth in Section 8.1.
1.31“Third Party” means any Person other than the Parties and their respective Affiliates.
1.32“Virus Seed” has the meaning set forth in Exhibit A.
2.The Services.
2.1Supply and Purchase of Adjuvants, Clinical Trial Materials, Product, COVAXINTM Drug Substance and Drug Product Components.
(a)Subject to the terms and conditions set forth herein, prior to the completion of the Initial Technology Transfer, BBIL shall exclusively Manufacture and supply to Ocugen, and Ocugen shall purchase from BBIL, such form and quantity of Adjuvants, Clinical Trial Materials as Ocugen reasonably requires to conduct the Ocugen Development Activities and carry out Clinical Trials necessary to seek and obtain Regulatory Approval of the Product in the Field in and for the Ocugen Territory;
(b)Subject to the terms and conditions set forth herein, prior to completion of the Initial Technology Transfer, BBIL shall Manufacture and supply to Ocugen, and Ocugen shall purchase from BBIL, all of Ocugen’s requirements of commercial quantities of the Product for Ocugen’s use and Commercialization of the Product in the Field in and for the Ocugen Territory, subject to any reasonable limitations on BBIL’s capacity, after Ocugen’s receipt of EUA, BLA or Regulatory Approval for the Product in the Ocugen Territory; and

(c)Subject to the terms and conditions set forth herein, after completion of the Initial Technology Transfer and even following the completion of the Secondary Technology Transfer, BBIL shall Manufacture and supply to Ocugen, and Ocugen shall purchase from BBIL such quantities of the COVAXINTM Drug Substance and Drug Product Components and exclusively purchase such quantities of Adjuvant from BBIL as are reasonably necessary or useful to support the successful commercial Manufacture of the Product for commercial sale of the Product in the Field in and for the Ocugen Territory after Ocugen’s receipt of EUA, BLA or other Regulatory Approval for the Product in the Ocugen Territory.
2.2Release and Stability Testing. Subject to the terms and conditions set forth herein, BBIL shall perform release and stability testing of the Clinical Trial Materials, Product, COVAXINTM Drug Substance and Drug Product Components, as applicable, for use in the Field in the Ocugen Territory in accordance with FDA requirements, Applicable Laws, and the terms of the Quality Agreement (such activities under Section 2.1 and this Section 2.2, the “Services”). Notwithstanding the foregoing, Ocugen shall take commercially reasonable steps to promptly qualify an alternative supplier of the Product, COVAXINTM Drug Substance and Drug Product Components after the Effective Date to cover limited events of supply failure where, for some reason, BBIL is unable to Manufacture and supply the Product, COVAXINTM Drug Substance or Drug Product Components for/to Ocugen pursuant to the terms and conditions of this Agreement.
2.3Communications. Each Party will appoint a representative who will have primary responsibility for day-to-day interactions with the other Party’s representative concerning the Services. Either Party may appoint a substitute or successor representative by providing written notice thereof to the other Party.
2.4Subcontracting. Upon the prior written agreement of Ocugen, BBIL may subcontract the performance of certain of its obligations under this Agreement to its Affiliates or to qualified Third Parties, provided that such Affiliates or Third Parties execute an agreement containing provisions that that (a) are consistent with the cooperation, records and reports, ownership, confidentiality and intellectual property provisions set forth in this Agreement, and (b) assign any and all intellectual property rights discovered or invented by the Third Party contractor thereunder to BBIL or Ocugen, as applicable. BBIL will remain liable for the actions or inactions of any Third Party with whom it contracts for any obligations under this Agreement.
2.5Quality Agreement. Within [***] days after the Effective Date and prior to BBIL conducting any Services that are subject to cGMP requirements, the Parties will enter into the Quality Agreement to establish the Parties’ respective quality assurance responsibilities relating to the Services. Following execution of the Quality Agreement, in the event of a conflict between the terms of the Quality Agreement and this Agreement, the terms of the Quality Agreement will govern or control with respect to all quality control and quality assurance matters, and this Agreement will govern or control with respect to all other matters.
3.Records; Personnel and Inspection.
3.1Records. BBIL will keep complete and accurate records of all Manufacturing and testing by BBIL in the course of its performance of the Services and with respect to the Specifications in sufficient detail to permit Ocugen to confirm that the Services are or have been performed in compliance with this Agreement and Applicable Laws, and to verify the amounts that Ocugen has paid BBIL for the performance of such Services (the “Records”). While in the possession or control of BBIL, the Records will be made available for inspection, examination and copying by or on behalf of Ocugen and at Ocugen’s expense; provided, however, that BBIL may exclude or redact from such Records any confidential or proprietary information of Third Parties. Upon the expiration or termination of this Agreement, BBIL will transfer to Ocugen, at Ocugen’s expense, the Records; provided, however, that BBIL may (a) retain one copy of such Records solely for the purposes of internal record-keeping, and monitoring its obligations under this Agreement and as required by Applicable Laws and (b) exclude or redact from such Records any confidential or proprietary information of Third Parties.
3.2Inspections, Visits, and Audits.
(a)Inspections and Visits. Ocugen or its duly designated representative will have the right, upon at least [***] prior written notice without cause, to have [***] Ocugen employees or representatives, during normal business hours, at Ocugen’s cost, to (i) observe the Manufacturing of the Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, at the Facility; (ii) review the Records; and (iii) otherwise inspect the relevant portions of the Facility during the performance of the Services.
(b)Audits. Ocugen or its duly designated representative that is reasonably acceptable to BBIL will have the right, at Ocugen’s cost, upon [***] prior written notice, and no more than [***] every Calendar Year unless for cause, in which case, as frequently as necessary to audit the Facility and Records to ascertain compliance by BBIL with the terms of this Agreement, the Quality Agreement, Applicable Laws, and the Specifications.
(c)Ocugen employees and representatives who inspect, visit, or audit BBIL’s Facility and Records will do so during normal business hours and at all times comply with BBIL’s rules, regulations and SOPs relating to inspections and visits to the Facility, and Ocugen retains full responsibility and liability for the presence and actions of its employees on BBIL’s premises. Any representative conducting any inspection, visit or audit hereunder shall be subject to confidentiality obligations no less restrictive than those set forth in this Agreement.
(d)Each Party shall bear its own costs associated with all such inspections, visits and audits under this Section 3.2, unless provided otherwise in this Section 3.2.
4.Minimum 2021 Supply Commitment; Forecasts; Purchase Orders; Shipping; Acceptance.
4.1Minimum 2021 Supply Commitment. Notwithstanding the consummation of the Initial Technology Transfer, for and during Calendar Year 2021, BBIL shall Manufacture and supply to Ocugen, its Affiliates or Sublicensees, not less than (i.e., at least) [***] doses of finished commercial Product (sufficient for a minimum of [***] patients) for Ocugen’s, its Affiliates’ and Sublicensees’ use in the Field in and for the Ocugen Territory. Notwithstanding the foregoing, in the event that Ocugen’s receipt of an EUA and/or BLA for the Product in the Field in and for the Ocugen Territory is delayed beyond [***], the Parties shall discuss in good faith and use best efforts to revise the quantities of finished commercial Product to be Manufactured and supplied by BBIL for and during Calendar Year 2021, such that BBIL shall remain obligated to Manufacture [***] doses of finished commercial Product for and during the remainder of Calendar Year 2021, provided, however, in no event shall BBIL’s monthly supply commitment during such period exceed [***] doses per [***], with supply of such finished commercial Product to commence during July 2021 and continue through December 2021.
4.2Forecasts. Commencing upon the Effective Date and on a [***] basis thereafter until the termination or expiration of this Agreement, Ocugen will provide to BBIL a rolling [***] forecast of its, its Affiliates’ or Sublicensees’ pre-clinical, clinical and commercial requirements for the Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance and Drug Product Components (separately identifying its, its Affiliates’ or Sublicensees’ pre-clinical, clinical and commercial requirements of Aluminum Hydroxide/TLR Complex, IMDG, Cell Banks, Virus Seed, Reference Standards and any other Critical

Reagents), as applicable (the “Forecast”). The first [***] of each Forecast will be considered the firm order period and will be binding on the Parties (the “Binding Forecast”) and the following [***] will be a non-binding, good faith estimate. Forecasts will be updated by Ocugen to BBIL in writing on a [***] basis, with each subsequent [***] forecast adding an additional [***] to the firm period (e.g., a rolling [***] firm period). Notwithstanding the foregoing, during Calendar Year 2021 the Parties will collaborate, discuss in good faith and mutually agree upon each Forecast.
4.3Purchase Orders. Together with each Forecast, Ocugen will submit firm, non-cancellable purchase orders for Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance and/or Drug Product Components, as applicable, under the applicable Binding Forecast. All purchase orders for Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance and/or Drug Product Components shall state the quantities of Clinical Trial Materials, Product, COVAXINTM Drug Substance and/or Drug Product Components (separately specifying the Aluminum Hydroxide/TLR Complex, IMDG, Cell Banks, Virus Seed, Reference Standards and any other Critical Reagents) to be purchased pursuant to such purchase orders, the requested delivery dates, and shipping instructions. Purchase orders for Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance and/or Drug Product Components (separately specifying the IMDG, Aluminum Hydroxide/TLR Complex, Virus Seed, Cell Banks, and any other Critical Reagents) shall state the ordered quantity, including with respect to the Product, in increments of full batches. For clarity, each purchase order placed by Ocugen will be deemed as accepted by BBIL to the extent that it is consistent with the Binding Forecast. BBIL may, in writing, object within [***] after submission by Ocugen, to any purchase order that is inconsistent with the Binding Forecast by more than a [***] variance. BBIL will have [***] after its receipt of a purchase order to accept such purchase order, which will become firm upon its acceptance by BBIL. If the quantity of Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components (separately specifying the Aluminum Hydroxide/TLR Complex, IMDG, Cell Banks, Virus Seed, Reference Standards and any other Critical Reagents), as applicable, ordered in a purchase order exceeds [***] of the applicable Binding Forecast related to such Clinical Trial Materials, Adjuvant, Product, COVAXINTM Drug Substance or Drug Product Components (separately specifying the Aluminum Hydroxide/TLR Complex, IMDG, Cell Banks, Virus Seed, Reference Standards and any other Critical Reagents), as applicable, BBIL will use commercially reasonable efforts to accommodate the excess quantity thereof so ordered by Ocugen. Notwithstanding the foregoing, during Calendar Year 2021, the Parties shall abide by the mutually agreed terms with respect to forecast and accommodation for the excess quantity.
4.4Shipping; Storage. Shipments of the Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance and Drug Product Components shall be made EXW (as defined in Incoterms 2020) from the Facility. Title to same and risk of loss or damage shall pass to Ocugen accordingly after the Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, is loaded onto the carrier’s vehicle for shipment at the EXW point. All shipping instructions of Ocugen will be accompanied by the name and address of the recipient and the shipping date and any costs and insurance associated with shipping will be borne by Ocugen. BBIL must provide all required documentation, including without limitation a Certificate of Analysis and Certificate of Compliance, and the Records including analytical testing data, if any, for each lot of Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, certifying conformity with the Specifications, Applicable Laws, and cGMP. In addition, BBIL must provide all product/process documentation and analytical raw data of each lot, as well as supplementing documentation as requested (e.g., for regulatory filings). Should Ocugen require special handling, packaging or services, then the cost of such special handling, packaging or services will be borne entirely by Ocugen at BBIL’s prevailing rates. On Ocugen’s written request, and at Ocugen’s cost and expense, BBIL will store Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product

Components, as applicable, for up to an additional [***] following an initial period of [***] which shall also be at Ocugen’s cost following the release of such Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components by Ocugen. Such additional storage will be subject to storage fees to be mutually agreed upon by the Parties.
4.5Inspection and Rejection.
(a)Inspection. BBIL will ship the Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, in accordance with Section 4.4 upon successful completion of the release testing required to be performed thereon by BBIL. Ocugen will have [***] after receipt (the “Inspection Period”) to inspect and test the Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, in accordance with Applicable Laws, the terms of this Agreement, the Quality Agreement, and the Specifications. Prior to the expiration of the Inspection Period for a shipment of Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, Ocugen will provide prompt written notice to BBIL if any such Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components does not comply with Applicable Laws, the terms of the Agreement (including the Quality Agreement), and/or the Specifications. Such notice will specify the nature of the Adjuvant, Clinical Trial Materials’, Product’s, COVAXINTM Drug Substance’s or Drug Product Components’ non-compliance. Subject to Section 4.5(b), failure by Ocugen to provide such notice within the applicable Inspection Period will be deemed an acceptance of such Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components by Ocugen.
(b)Latent Defect. Ocugen may, no later than [***] after Ocugen’s acceptance of a batch of Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components under Section 4.5(a), reject such Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components if it discovers that such Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components has a Latent Defect. Ocugen must notify BBIL of such Latent Defect in writing within [***] after its first discovery of such Latent Defect. Such notice will state in a reasonably sufficient detail the reason for the Latent Defect, if known.
4.6Referee Laboratory. In case of any disagreement between the Parties as to whether any Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components conforms to the applicable Specifications, the Parties shall attempt, in good faith, to resolve such dispute. If Ocugen and BBIL cannot resolve such dispute, a representative sample of such Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, will be submitted to an independent testing laboratory mutually agreed upon by the Parties (“Referee Lab”) for tests and final determination of whether such Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, conforms to such Specifications. The Referee Lab must meet the requirements of cGMP, be of recognized standing in the industry, and consent to the appointment of such laboratory, which will not be unreasonably withheld, conditioned or delayed by either Party. The Referee Lab will use the test methods contained in the applicable Specifications. The determination of conformance by the Referee Lab with respect to all or part of such Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, will be final and binding on the Parties. The fees and expenses of the Referee Lab incurred in making such determination will be paid by the Party against whom the determination is made.

4.7Remedies. If BBIL agrees or the Referee Lab determines that Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as applicable, do not conform to the applicable Specifications as a result of BBIL’s (i) failure to follow Applicable Laws, (ii) breach of this Agreement or the Quality Agreement, or (iii) negligence or willful misconduct, then Ocugen will have the right to reject such non-conforming Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components. Ocugen will promptly return any such rejected Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components to BBIL, or at BBIL’s direction dispose of such Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components at BBIL’s expense. BBIL will replace such non-conforming Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components with Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components that conforms to the applicable Specifications as soon as reasonably practicable after receipt of notice of rejection thereof. BBIL will bear all reasonable costs directly related to the replacement of the non-conforming Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components. If the Parties, through their Quality Assurance groups, agree in writing, the replacement of the non-conforming Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components can be satisfied through reprocessing or reworking the non-conforming Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components.
4.8Recalls. The handling of field alerts, recalls and market withdrawals (collectively, “Recalls”) of the Product, to the extent the Product is then being Commercialized in the Field in and for the Ocugen Territory, will be within the sole discretion of Ocugen, and Ocugen will notify BBIL promptly of any such Recall of Product. Notification to any Regulatory Authority and the conduct of such Recall will be the sole responsibility of Ocugen. BBIL will (a) cooperate fully with Ocugen in the event of any such Recall and (b) provide such assistance in connection with the Recall as Ocugen may reasonably request. Ocugen will bear all expenses of any such Recall and BBIL’s assistance unless and to the extent such Recall directly results from BBIL’s (i) negligence or willful misconduct, (ii) failure to comply with its obligations under this Agreement in respect of the Product that is subject to Recall, or (iii) breach of any representation, warranty or covenant contained herein with respect to the Product that is subject to Recall, whereupon in each case BBIL will (A) bear the actual, documented and reasonable expenses of the Parties in carrying out the Recall and (B) replace the Product subject to such Recall with conforming Product as soon as reasonably practicable at BBIL’s expense.
5.Price and Payments.
5.1Price. Ocugen will pay BBIL the purchase price for the Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance and Drug Product Components (separately specifying the purchase price for the Aluminum Hydroxide/TLR Complex, IMDG, Cell Banks, Virus Seed, Reference Standards and any other Critical Reagents) as set forth in Exhibit B attached hereto (the “Purchase Price”), which Exhibit B shall be updated by the Parties at the appropriate time to reflect the actual Purchase Price paid by Ocugen to BBIL for the Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components (separately specifying the Purchase Price actually paid for the Aluminum Hydroxide/TLR Complex, IMDG, Cell Banks, Virus Seed, Reference Standards and any other Critical Reagents), as applicable. Notwithstanding the foregoing, the maximum Purchase Price payable by Ocugen for Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or any Drug Product Component Manufactured and supplied hereunder shall be at such price as is mutually agreed in writing by the Parties.
5.2Payments. BBIL will invoice Ocugen upon release of each batch of Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components, as

applicable, by BBIL’s Quality Department. Payment of undisputed amounts of invoices will be due thirty (30) days after the date each invoice is received by Ocugen. Ocugen shall pay all undisputed fees, expenses and other charges as and when due. The Parties shall use good faith efforts to resolve any disputed amounts within [***] and if the dispute is not resolved within such [***], the Parties reserve all rights respecting the disputed amount. Interest on unpaid balances shall accrue at the rate of [***] from the date payment is due, provided that interest on amounts that Ocugen had timely disputed shall not begin to run until [***] after the date the payment is due, and provided further that such interest shall not be payable on any invoice or portion of an invoice which is determined to not be due to BBIL, but where determined to be due to BBIL, the interest period shall run from the date when originally due.
5.3Invoices. All payments hereunder will be made in United States Dollars. Ocugen will make all payments pursuant to this Agreement by wire transfer to a bank account designated in writing by BBIL.
5.4Taxes. Any use, sales, excise or value added tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority on or measured by the transaction between BBIL and Ocugen (other than BBIL’s income tax), will be paid by Ocugen in addition to the prices quoted or invoiced by BBIL. In the event BBIL is required to pay any such tax, fee, or charge, Ocugen will reimburse BBIL for such payment, or in lieu of such payment, Ocugen will provide BBIL at the time the order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.
6.Representations and Warranties.
6.1By Both Parties. BBIL and Ocugen each represents and warrants to the other that:
(a)It is, and will remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)The execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of the executing Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.
(c)It is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement.
(d)It will comply with cGMP and all Applicable Laws while performing its obligations hereunder.
6.2By BBIL. BBIL represents and warrants to Ocugen that:
(a)The Services will be performed (i) in a professional and workmanlike manner using only properly qualified and trained personnel, and (ii) in accordance with Applicable Laws and cGMP, and, upon delivery, the Clinical Trial Materials, Product, COVAXINTM Drug Substance and Drug Product Components, as applicable, will meet the Specifications therefor.
(b)Title to any Adjuvant, Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components provided to Ocugen under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien or other encumbrance.

(c)BBIL will promptly notify Ocugen in writing should it become aware of any claim asserting that the use of BBIL Technology in the performance of the Services infringes the intellectual property rights of any Third Party.
(d)Neither BBIL nor any of its employees providing the Services has been debarred, or convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a, the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a, or any foreign equivalent hereto related to the transactions contemplated by this Agreement.
(e)BBIL has all appropriate training, registrations, licenses and other governmental authorizations required to carry out its obligations under this Agreement.
6.3By Ocugen: Ocugen represents and warrants to BBIL that:
(a)It shall maintain the COVAXINTM Drug Substance, Drug Product Components and Product in a facility that is properly equipped to store the COVAXINTM Drug Substance, Drug Product Components and Product and have in place appropriate product security measures in accordance with Applicable Law.
(b)In the event Ocugen uses the COVAXINTM Drug Substance supplied by BBIL hereunder in a Product and packages such Product for use in Ocugen Development Activities, it shall do so, and shall distribute such Product, in accordance with all Applicable Laws.
(c)Neither Ocugen nor any of its employees performing Ocugen’s obligations under this Agreement has been debarred, or convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a, the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a, or any foreign equivalent thereto.
(d)Ocugen or its personnel with responsibilities related to this Agreement, as applicable, have all appropriate training, registrations, licenses and/or other governmental authorizations required to carry out its/their obligations under this Agreement.
6.4DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
7.Government Approvals. As more fully described in the Co-Development Agreement, Ocugen will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Ocugen to use and Commercialize the Product in the Field, in and for the Ocugen Territory that is provided to Ocugen by BBIL under this Agreement, including without limitation, all submissions filed with the FDA or other Regulatory Authorities.
8.Expiration, Initial Technology Transfer and Termination.
8.1Expiration. This Agreement will become effective as of the Effective Date. Unless earlier terminated in accordance with this Section 8, this Agreement will be and remain effective until the expiration or termination of the Co-Development Agreement (such period, the “Term”).
8.2Effects of Initial Technology Transfer. Upon completion of the Initial Technology Transfer:

(a)Ocugen shall be responsible, at its sole cost and expense, for the Manufacture and supply of the finished Product in its commercial packaging presentation, for use and Commercialization by Ocugen in the Field in and for the Ocugen Territory, except that BBIL shall continue to Manufacture and supply Adjuvant, COVAXINTM Drug Substance and Drug Product Components after the completion of the Secondary Technology Transfer to Ocugen for the remainder of the Term to the extent forecasted and ordered by Ocugen pursuant to the terms of the Agreement and consistent with Section 7.2(b) of the Co-Development Agreement, provided however that notwithstanding anything to the contrary contained in this Agreement, BBIL shall not be required to and shall not transfer any technology related to the Adjuvant to Ocugen and Ocugen shall only be entitled to supplies of Adjuvant from BBIL on a long term basis;
(b)notwithstanding Ocugen’s exclusive right to Manufacture the Product in and for the Ocugen Territory, BBIL shall continue to be a back-up supplier of the Product for Ocugen, its Affiliates or Sublicensees, as applicable, in and for the Ocugen Territory, provided that the purchase price payable by Ocugen for any such back-up supply shall be negotiated between the Parties within a reasonable period of time prior to BBIL manufacturing such supply for Ocugen;
(c)BBIL shall continue to have a non-exclusive right to Manufacture the Product in the BBIL Territory for the use and Commercialization of such Product by Ocugen, its Affiliates or Sublicensees in the Field in and for the Ocugen Territory, solely as may be requested by Ocugen, its Affiliates or Sublicensees pursuant to and in accordance with the terms of this Agreement, provided that, after the completion of the Initial Technology Transfer, Ocugen shall have and retain, except as otherwise set forth in this Agreement, the sole and exclusive right to Manufacture the Product in the Field in and for the Ocugen Territory, subject only to the limitations described in this Section 8.2(c); and
(d)the technology for the COVAXINTM Drug Substance and Drug Product Components shall have been fully transferred to Ocugen, provided not withstanding such transfer, Ocugen shall have the right to request that BBIL supply, on an as-needed basis, the Aluminum Hydroxide/TLR Complex to Ocugen for the Manufacture and supply by Ocugen of the Product in the Field in and for the Ocugen Territory. For clarity, all costs related to the Initial Technology Transfer shall be for the account of and shall be paid by Ocugen.
8.3Termination for Breach or Bankruptcy. Either Party will have the right to terminate this Agreement in accordance with Sections 12.2(a)(i) or 12.2(a)(iii), but subject to Section 12.2(b), of the Co-Development Agreement as if such provisions were contained in and applied to the Parties under this Agreement.
8.4Obligations on Termination.
(a)Of BBIL. Upon termination of this Agreement pursuant to this Section 8, BBIL will suspend work as early as possible and:
(i)perform only those Services and other activities mutually agreed upon by Ocugen and BBIL as being necessary or advisable;
(ii)use commercially reasonable efforts to cancel any Third Party obligations;
(iii)promptly deliver to Ocugen all materials ordered by BBIL for Ocugen after receipt of undisputed amounts applicable to such materials by Ocugen; and

(iv)promptly return all Confidential Information of Ocugen that it has received pursuant to this Agreement.
(b)Of Ocugen. Upon termination of this Agreement pursuant to this Section 8, Ocugen will:
(i)promptly pay BBIL any undisputed monies due and owing BBIL, up to the time of termination, for Services actually performed, all authorized expenses actually incurred and, except for any termination by Ocugen under Section 8.1 or Section 8.3, any uncancellable commitments made by BBIL in connection with the Services; and
(ii)promptly return all Confidential Information of BBIL that it has received pursuant to this Agreement.
8.5Surviving Terms. Expiration or termination of this Agreement for any reason will not affect and rights or obligation of either Party that accrued prior to such expiration or termination. Further, the rights and obligations of the Parties under the following provisions of this Agreement will survive in accordance with their terms: Sections 1, 4.7, 4.8, 5.2, 5.4, 6, 7, 8.2, 8.3, 8.4, 8.5, 11.3 through 11.11 and 12.
9.Force Majeure. In the event of any Force Majeure hereunder, the Parties shall approach and resolve the matter in accordance with Section 14.1 of the Co-Development Agreement, and the provisions of such Section 14.1 of the Co-Development Agreement shall apply in interpreting this Agreement mutatis mutandis, as if the same was incorporated herein.
10.Confidential Information. With respect to confidentiality and publicity, the terms of Article XI of the Co-Development Agreement shall apply mutatis mutandis to this Agreement, as if the same was incorporated herein.
11.Indemnification; Limited Liability.
11.1Indemnification by BBIL. BBIL will indemnify, defend and hold harmless Ocugen, its Affiliates and Sublicensees, and its and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (collectively, the “Ocugen Indemnitees”) against any and all damages, liabilities, losses and expenses, including reasonable attorneys’ fees and expenses of litigation (collectively “Losses”) incurred by or imposed upon the Ocugen Indemnitees, or any of them, including as a direct result of Claims of Third Parties, including personal injury and product liability claims (collectively “Ocugen Indemnity Claims”), to the extent arising out of: (a) any breach of this Agreement by BBIL or any of its Affiliates or agents, including its representations, warranties and covenants; or (b) the gross negligence or willful misconduct of or fraud by any BBIL Indemnitee or agent of BBIL, excluding any BBIL Indemnity Claim or Losses for which Ocugen has an obligation to indemnify BBIL Indemnitees pursuant to Section 11.2, as to which Claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
11.2Indemnification by Ocugen. Ocugen will indemnify, defend and hold harmless BBIL and its Affiliates, and its and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (collectively, the “BBIL Indemnitees”) against all Losses incurred by or imposed upon the BBIL Indemnitees, or any of them, including as a direct result of Claims of Third Parties, including personal injury and product liability claims (collectively, “BBIL Indemnity Claims”), to the extent arising out of: (a) the Development, Manufacture or Commercialization of the Product by Ocugen or any of its agents in the Field in and for the Ocugen Territory; (b) any breach of this Agreement by Ocugen or any of its Affiliates or Sublicensees, and its and their respective agents, including its representations, warranties and covenants; or (c) the gross negligence or willful misconduct of or fraud by any

Ocugen Indemnitee or agent of Ocugen, excluding any Ocugen Indemnity Claim or Losses for which BBIL has an obligation to indemnify Ocugen Indemnitees pursuant to Section 11.1, as to which Claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
11.3Conditions to Indemnification. A Person seeking indemnification under this Section 11 (the “Indemnified Party”) in respect of a BBIL Indemnity Claim or an Ocugen Indemnity Claim, as applicable (each, an “Indemnity Claim”) shall give prompt written notice of such Indemnity Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that the Indemnifying Party is not contesting its obligation under this Section 11, and shall permit the Indemnifying Party to control the investigation, defense and settlement of such Indemnity Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Indemnity Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such Indemnity Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each Indemnified Party shall cooperate with the Indemnifying Party in its investigation, defense and settlement of any such Indemnity Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Indemnity Claim. If the Indemnifying Party does not assume and conduct the defense of the Indemnity Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Indemnity Claim in any manner the Indemnified Party may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 11. The Indemnifying Party shall have no liability for any settlement of Indemnity Claims entered into by the Indemnified Party without the prior written consent of the Indemnifying Party.
11.4Limited Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR ITS SUBLICENSEES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 11.1 OR 11.2, FOR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR A BREACH OF CONFIDENTIALITY OBLIGATION UNDER SECTION 10.
11.5Insurance. Each Party shall procure and maintain insurance in accordance with Section 13.5 of the Co-Development Agreement, and the provisions of such Section 13.5 of the Co-Development Agreement shall apply in interpreting this Agreement mutatis mutandis, as if the same were incorporated herein.
11.6Maximum Liability. Except to the extent of a Party’s gross negligence or willful misconduct in the performance of this Agreement, or to the extent any BBIL Indemnity Claim or Losses in respect of a BBIL Indemnity Claim relates to or arises from or is in any way connected to the Ocugen Territory (the liability of Ocugen thereto being uncapped), the maximum aggregate liability of either Party in respect of any Claim, including an Indemnity Claim, under this Agreement, notwithstanding anything to the contrary contained in this Agreement shall not exceed an amount equal to [***] preceding the date on which the action or omission alleged to have caused such Claim or Indemnity Claim occurred.
11.7Otherwise Compensated. If the Indemnifying Party makes any payment by way of Losses in respect of a Claim under this Agreement (“Damages Payment”) and the Indemnified Party subsequently receives any monetary payment (exclusive of payments from the Indemnifying Party), which payment compensates the Indemnified Party for the same Loss as the Damages Payment, the Indemnified Party shall, once it has received such monetary payment, forthwith repay (net of any taxes actually paid or withheld with respect thereto) to the Indemnifying Party an amount equal to the amount (if any) by which the amount of the Damages Payment, aggregated with the amount of such monetary payment, exceeds the total amount of the Losses suffered by the Indemnified Party in respect of such Claim.
11.8No Double Recovery. No Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage, deficiency or breach whether under this Agreement or the Co-Development Agreement.
11.9Mitigation Not Affected. Both Parties shall procure that commercially reasonable steps are taken and commercially reasonable assistance is given to avoid or mitigate any Losses which, in the absence of mitigation, might give rise to a liability in respect of any Claim.
11.10Time Limitation for Claims. BBIL shall not be liable for any Claim unless a notice of the Claim is given by Ocugen to BBIL specifying the matters set out in Section 11.11 and in the case of any Claims of Third Parties, including personal injury and product liability claims, within twelve (12) months from the expiry date of the shelf life of the applicable Clinical Trial Materials, Product, COVAXINTM Drug Substance or Drug Product Components supplied by BBIL under this Agreement.
11.11Notification of Claims. Notice of any Claim shall be given by Ocugen to BBIL within the time limits specified in Section 11.10 and shall not be valid unless it specifies full information (to the extent available) in relation to the legal and factual basis of the Claim and the evidence on which Ocugen is making such Claim relies (including, where the Claim is the result of or in connection with a Third Party Claim, evidence of the Third Party Claim) and setting out Ocugen’s good faith estimate of the amount of Losses which are, or are to be, the subject of the Claim (including any Losses which are contingent on the occurrence of any future event).
12.Miscellaneous.
12.1Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder, either in whole or in part, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement without the other Party’s consent to one or more of its Affiliates, to any person or entity into which the assigning Party has merged, or to any person or entity which has otherwise succeeded to all or substantially all of the assigning Party’s business and assets to which this Agreement pertains, whether such succession results from sale of assets, stock, merger, consolidation, reorganization or otherwise. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted or purported assignment in violation of this section shall be null and void. This Agreement, and each Party’s rights and obligations hereunder will bind and inure to the benefit of its respective successors, heirs, executors, administrators, and permitted assigns.
12.2Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, within the limits of Applicable Laws.

12.3Notices. All notices which either Party is required or may desire to give hereunder shall be provided in accordance with Section 14.4 of the Co-Development Agreement.
12.4Choice of Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the United Kingdom, without regard to the application of principles of conflicts of law.
12.5Dispute Resolution. In respect of any dispute concerning this Agreement, the Parties shall resolve the matter in accordance with Section 14.6 of the Co-Development Agreement, and the provisions of such Section 14.6 of the Co-Development Agreement shall apply in interpreting this Agreement mutatis mutandis, as if the same was incorporated herein.
12.6Entire Agreement; Amendment. This Agreement constitutes the final, complete and exclusive statement of the terms between Ocugen and BBIL with respect to the subject matter hereof and supersedes and terminates any and all prior agreements and understandings (other than the Co-Development Agreement), whether written or oral, between the Parties with respect to the subject matter hereof.
12.7Conflicts. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any purchase order hereunder or other form used by the Parties, the terms of this Agreement will control. If there is conflict, discrepancy, or inconsistency between the terms of this Agreement and the Co-Development Agreement, the terms of the Co-Development Agreement will control.
12.8Headings; Construction. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Both Parties have participated equally in the formation of this Agreement and the language of this Agreement will not be presumptively construed against either Party.
12.9No Partnership or Employment Relationship. All Services will be rendered by BBIL as an independent contractor for federal, state and local income tax purposes and for all other purposes. BBIL will not in any way represent itself to be a partner or joint venturer of or with Ocugen. This Agreement does not create an employer-employee relationship between Ocugen on the one hand and BBIL or any employee, subcontractors, Affiliate of BBIL, or any BBIL personnel on the other. BBIL is acting under this Agreement as an independent contractor with full power and authority to determine the means, manner and method of performance of BBIL’s duties. Each Party will be responsible for and will withhold and/or pay any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of such Party’s employees and other personnel. Each Party understands and agrees that it is solely responsible for such matters and that it will indemnify the other Party and hold the other Party harmless from all claims and demands in connection with such matters.
12.10Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by a written instrument signed by the Party against whom enforcement of such waiver or estoppel is sought. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
12.11Amendments or Modifications. This Agreement cannot be amended or modified except in a writing executed by both Parties.
12.12Survival. Any covenant or provision of this Agreement which by its express terms is required to be observed, kept or performed after expiration or termination hereof, or which by its nature and effect is intended to survive expiration or termination of this Agreement shall so survive.
12.13Further Assurances. The Parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
12.14Counterparts. This Agreement and any amendments hereof may be executed in counterparts and by original, facsimile, PDF or other electronic signatures.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

OCUGEN, INC.		BHARAT BIOTECH INTERNATIONAL LIMITED

By:	/s/ Sanjay Subramanian	By:	/s/ V. Krishna Mohan
Name:	Sanjay Subramanian	Name:	Dr. V. Krishna Mohan
Title:	CFO	Title:	Whole-time Director
Date:	9/29/2021	Date:	9/29/2021

EXHIBIT A

SPECIFICATIONS

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EXHIBIT B

PURCHASE PRICE

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